Exhibit 10.74

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is made between General Moly, Inc., a Delaware corporation (the “Company”) and David A. Chaput (“Employee”) (each a “Party” and together the “Parties”):

WHEREAS, Employee was employed by the Company as its Chief Financial Officer, since April 2007;

WHEREAS, Employee has notified the Company that Employee intends to retire from employment with the Company effective October 16, 2015 (“Retirement Date”) and Company has accepted Employee’s notice of retirement;

WHEREAS, the Parties wish to ensure an amicable separation and to provide for the release in full of all claims by Employee;

NOW, THEREFORE, the Parties agree as follows:

1.Wages.  Employee acknowledges and agrees that Employee has been paid all wages owed through the Retirement Date, including overtime compensation (if applicable) and payment for all accrued but unused Paid Time Off (“PTO”), and is not owed any other compensation of any kind.

2.Benefits.  Employee’s benefits will terminate as of the Retirement Date.  However, Employee may be eligible for continuation of group health insurance coverage for Employee and Employee’s eligible dependents pursuant to the “COBRA” provisions of the Employee Retirement Income Security Act (“COBRA coverage”), to be described in a separate letter from the plan administrator if applicable.

3.Separation Benefits.  Provided that Employee complies with all conditions described in Section 5 of this Agreement, the Company shall provide the following separation benefits to Employee:

a.Separation Pay.  The Company shall pay Employee separation pay in the gross amount of $156,350, less applicable withholding for taxes, representing payment of six (6) months’ salary, which will be paid in one (1) lump sum on January 15, 2016.  It is intended that the amount paid under this Section 3(a) shall not be subject to voluntary employee deferral or employer matching contributions pursuant to any pension or other retirement plan.

b.Additional Separation Pay - COBRA/Health Care Cost Reimbursement.  Company shall pay Employee an additional amount equal to $36,877, representing the projected cost of  COBRA Coverage and  the applicable premiums thereunder, which will be paid in one (1) lump sum on January 15, 2016.  The Company shall pay the amount under this Section 3(b) regardless of whether Employee elects COBRA coverage or any other replacement health care coverage.  It is intended that the amount paid under this Section 3(b) shall not be subject to voluntary employee deferral or employer matching contributions pursuant to any pension or other retirement plan

c.Vesting of Certain Restricted Stock Units.   Notwithstanding anything to the contrary in the Award Agreements, the Stay Agreement or the General Moly, Inc. 2006 Equity Incentive Plan, as amended and restated, the following Restricted Stock Units shall (1) remain outstanding following the Retirement Date; and (2) vest in full on the day upon which Employee has returned the signed original Agreement to the Company in compliance with Section 5:

(i)         12,321 Restricted Stock Units (out of a total of 36,962 Restricted Stock Units) granted to Employee by the Company on December 12, 2012, representing the unvested third and final tranche thereof;

(ii)        12,321 Restricted Stock Units (out of a total 36,962 Restricted Stock Units) granted to Employee by the Company on December 11, 2013, representing the unvested second tranche thereof (the Restricted Stock Unit Agreements evidencing the Restricted Stock Units described in subsection (i) and (ii), the “Award Agreements”); and

(iii)       the 223,385 Restricted Stock Units granted to Employee in accordance with that certain Stay Incentive Agreement by and between Employee and the Company, dated January 26, 2015, and the Restricted Stock Unit Agreement evidencing such grant (collectively, the “Stay Agreement”).

The Company shall issue a number of shares of the Company’s common stock (“Common Stock”) equal to the number of Restricted Stock Units vested in accordance with this Section 3(c) to Employee on January 15, 2016.  It is intended that the amount paid under this Section 3(c) shall not be subject to voluntary employee deferral or employer matching contributions pursuant to any pension or other retirement plan.

Employee acknowledges that the issuance of Common Stock under this Section 3(c) may give rise to taxable income subject to withholding and that the Company will automatically withhold from the shares of Common Stock issuable herein such number of whole shares of Common Stock having a sufficient value to provide for the minimum applicable withholding taxes required by law in connection with such issuance and Employee shall tender payment for any remainder.  Notwithstanding the foregoing, Employee may satisfy his federal, state or local tax withholding obligation by providing advance notice to the Company and by tendering payment to the Company for the required tax withholding.

d.No Contest of Unemployment Claim.  The Company will not contest Employee’s claim for unemployment compensation, if any, but the Company will answer truthfully any questions asked by any agency processing such claim and makes no guarantee concerning Employee’s eligibility for unemployment compensation.

4.Release In Full Of All Claims.  In exchange for the promises described in Section 3 of this Agreement, Employee, for himself and his heirs, assigns and personal representatives, fully and completely releases the Company and its parent, subsidiary and affiliated entities and all predecessors and successors thereto, and all benefit plans thereof, and all of their shareholders, members, partners, officers, directors, managers, employees, attorneys, administrators and agents (collectively “Company Releasees”) from any and all claims or causes of action that Employee may have against the Company Releasees, known or unknown, including claims or causes of action that relate in any way to the Amended and Restated Employment Agreement, dated January 1, 2012, by and between Employee and the Company (“Employment Agreement”), Employee’s employment with any Company Releasee or the termination thereof, from the beginning of time through the date of execution of this Agreement (“Released Claims”), including but not limited to the following:

(a) claims arising under any constitution or any federal, state or local statute, regulation or ordinance, including but not limited to the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and

Medical Leave Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification (“WARN”) Act, and the state employment discrimination law; and

(b) claims arising under any common law theory, including but not limited to breach of contract, promissory estoppel, unjust enrichment, wrongful discharge, outrageous conduct, defamation, fraud or misrepresentation, tortious interference, invasion of privacy, or any other claims based in contract, tort or equity;

but excluding claims for breach of this Agreement, claims that arise after Employee’s execution of this Agreement, claims for vested pension benefits, claims for workers’ compensation benefits or unemployment compensation benefits, and any other claims that cannot by law be released by private agreement.  Employee acknowledges and agrees that Employee is releasing both known and unknown claims, including claims of which Employee may be totally unaware at the time Employee executes this Agreement.  However, this release does not prevent Employee from filing: (i) a lawsuit to challenge the effectiveness of a release of claims under the ADEA; or (ii) a charge with an administrative agency, but Employee is waiving his right to recover any monetary or injunctive relief pursuant to such a  charge.

5.Conditions.  The payments described in Section 3 of this Agreement are conditioned upon Employee’s full compliance with the following terms:

a.  Execution and Return of Agreement.  Employee shall execute this Agreement on or after the Retirement Date and shall return the executed original of the Agreement to the Company within twenty-one (21) days after the Retirement Date.

b.  Property.  Employee shall return all Company property in Employee’s possession, custody or control not later than the first (1st) business day following the Retirement Date, including but not limited to all motor vehicles, office equipment, telephones, credit cards, keys, card keys, and the originals and all copies of all documents, files, computer software and electronic data of any kind; provided, however, that Employee may retain copies of documents reflecting his compensation and benefits from the Company.

c.  Non-Disparagement.  Employee agrees not to make negative comments or otherwise malign or disparage the Company Releasees.  The Company agrees to direct its senior officers and the members of its Board of Directors to not make negative comments about Employee or otherwise disparage Employee in any manner that is likely to be harmful to Employee’s business or personal reputation.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s senior officers and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

d.  Confidential Information.

(i)  Employee shall not disclose to any third party, or use for the benefit of Employee or any third party, any Confidential Information.  For purposes of this Agreement, “Confidential Information” shall mean: (A) all trade secrets of the Company Releasees, as that term is defined in the Colorado Uniform Trade Secrets Act, C.R.S. 7-74-101 et seq.; (B) all

intellectual property of the Company Releasees, including but not limited to all inventions, discoveries, ideas or processes that have been or could be protected by patent, trademark, copyright or similar protections; (C) all communications or information to or from counsel for any of the Company Releasees that constitute attorney work product or are protected by attorney-client privilege; and (D) all other non-public information concerning the business or operations of the Company Releasees, including but not limited to information concerning organization, management, finances, business plans and strategies, clients and customers, relationships with contractors and vendors, proprietary or specialized computer software, employees, products and services, equipment and systems, methods, processes and techniques, and prospective and executed contracts and other business arrangements.

(ii)  In response to any subpoena, court order or other legal process purporting to require disclosure of Confidential Information, Employee shall: (A) immediately notify the Company; (B) take all lawful steps, at the Company’s expense, to resist the subpoena, court order or other process unless otherwise directed by the Company; and (C) cooperate fully, at the Company’s expense, with all lawful efforts by the Company to protect the Confidential Information from disclosure.

e.  Prior agreements.  Employee shall fully comply with all prior agreements between Employee and Company, including but not limited to agreements regarding confidentiality, proprietary information, noncompetition and nonsolicitation, provided, however, that with respect to the noncompetition provisions set forth in Section 8.2(b) of the Employment Agreement, the second sentence of Section 8.2(b) thereof shall be replaced with the following:  “A “business competitive with that conducted by the Company” shall mean any business or activity involved in the discovery or mining of molybdenum with which the Company is in the business of discovering or mining at the time of Executive’s termination.”

f.  Re-employment.   Employee shall be eligible for re-hire with the Company, but no payment described in Section 3 of this Agreement shall be made if Employee has been employed or re-employed by the Company or any other Company Releasee prior to the date such payment is due.

6.No Other Claims.    Employee represents and warrants that:

(a) Employee has no Released Claims pending against the Company or any other Company Releasee;

(b) Employee has not assigned or transferred any Released Claim to any person;

(c) Employee has timely received all wages, meal periods and rest breaks to which Employee may have been entitled and is not aware of any facts or circumstances that would constitute a violation of the Fair Labor Standards Act or state law; and

(d)  Except as previously disclosed in writing to the Company, Employee has not suffered any work-related injury or illness as an employee of the Company or any other Company Releasee and is not aware of any facts or circumstances that would give rise to a workers’ compensation claim against the Company or any other Company Releasee.

7.Acknowledgements.  By signing this Agreement, Employee acknowledges and agrees:

(a) that the consideration described in Section 3 of this Agreement is consideration to which Employee would not otherwise be entitled, but for the execution of this Agreement;

(b) that Employee has been advised to consult with legal counsel about this Agreement and has been given an opportunity to do so;

(c) that Employee has been given twenty-one (21) calendar days in which to consider this Agreement before executing it but understands that he may execute it in less than twenty-one (21) days if he wishes to do so;

(d) that Employee has executed this Agreement voluntarily, of Employee’s own free will, and without any threat, intimidation or coercion; and

(e) that, in signing this Agreement, Employee has not relied on any promises, assurances, representations or other statements of any kind except those statements set forth in this Agreement.

8.Revocation.  Employee may revoke this Agreement by delivering written notice of revocation to the Company by fax or U.S. Mail addressed as follows, which notice must be postmarked or received not later than the seventh (7th) calendar day following Employee’s execution of this Agreement, and this Agreement shall not become effective (the “Effective Date”) until the seven-day revocation period has expired without revocation by Employee:

General Moly, Inc.

1726 Cole Blvd, Suite 115

Lakewood, CO  80401

Fax: (303) 928-8598

ATT: Scott Roswell

9.Invalidity Of Release.  If any provision of Section 4 of this Agreement is held to be invalid or unenforceable and Employee is permitted to and does assert any Released Claim against a Company Releasee, the Company shall be entitled to an immediate refund of one hundred percent (100%) of all payments made pursuant to Section 3 of this Agreement in addition to any other remedy available to the Company under law or equity; provided, however, that this provision shall not apply to claims under the ADEA except to the extent authorized by law.

10.Severability.  If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect.

11.No Admission.    The Parties agree that this Agreement is not an admission, and shall not be construed as an admission, by either Party of any violation of law or other wrongdoing of any kind.

12.Attorney Fees And Costs.  Except for suit to challenge the validity of a release of claims under the ADEA, in any litigation, arbitration or other proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to recover his/its reasonable attorney fees and costs to the extent permitted by law.

13.Controlling Law.  This Agreement shall be governed by the laws of the State of Colorado and applicable federal law, without regard to any state’s principles regarding conflict of laws.

14.Arbitration.  Any dispute or controversy of any kind arising out of or relating to this Agreement shall be resolved by final and binding arbitration in Jefferson County,  Colorado, administered by the American Arbitration Association (“AAA”) under AAA’s then-existing rules for the resolution of employment disputes, before a single arbitrator, and judgment upon the award rendered by the arbitrator may be entered by the federal or state courts in or for Jefferson County, Colorado.  If the parties cannot agree upon an arbitrator, the arbitrator shall be selected in accordance with the applicable rules of AAA.  Either party may institute litigation to compel arbitration and/or to seek temporary or preliminary injunctive relief to preserve the status quo pending arbitration, but such litigation may be brought only in the state or federal courts in or for Jefferson County, Colorado, and Employee and the Company hereby waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum.

15.Compliance with Section 409A.  The parties intend that the payments and benefits provided under this Agreement shall not be subject to additional taxes pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  To the maximum extent possible, the provisions of this Agreement shall be interpreted and construed consistent with such intent.  Notwithstanding any other provision in this Agreement or in any other document, the Company shall not be responsible for the payment of any applicable taxes incurred by Employee pursuant to this Agreement, including with respect to compliance pursuant to Section 409A.  The Company has provided no tax advice to Employee and makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A.

16.Entire Agreement.  This Agreement is the entire agreement between the Parties regarding the matters addressed herein, and it and supersedes and replaces all prior agreements, representations, negotiations or discussions between the Parties regarding such matters, whether written or oral, excluding the restrictive covenants set forth in the Employment Agreement and any indemnification provisions in the Company’s bylaws or any other indemnification agreement between the Company and Employee.  This Agreement may not be modified except in writing signed by both Parties.

17.Counterparts.  This Agreement may be executed in counterparts, including fax counterparts, and all counterparts together shall constitute one fully-executed agreement.

[signatures appear on following page]

EMPLOYEE:		COMPANY:
GENERAL MOLY, INC.

By:
David A. Chaput
		Its:	Corporate Counsel, VP of Human Resources

Date:		Date:

STATE OF	)
) ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this ____ day of _____________, 2015, by __________________.

Witness my hand and official seal.

My commission expires _________________________.

[SEAL]
Notary Public